EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of WaferGen Bio-systems, Inc. and subsidiaries (collectively, the “Company”) of our report dated March 25, 2016, relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ SingerLewak LLP

San Jose, CA
May 26, 2016